NAME OF REGISTRANT:
Franklin High Income Trust
File No. 811-1608

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

FRANKLIN TEMPLETON GROUP
777 Mariners Island Blvd
PO Box 777
San Mateo  CA 94403-7777
415/312-2000

FRANKLIN HIGH INCOME TRUST

ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT


Pursuant to the provisions of Section 4 of Article V of the Agreement and Declaration of Trust of Franklin High Income Trust, a Delaware business trust (the "Trust"), which governs actions taken by unanimous written consent of shareholders, the undersigned, being the sole shareholder of the Class I shares and the Class II shares of the AGE
High Income Fund, the sole current series of the Trust, does hereby waive the requirement of written notice of the actions set forth herein, and does hereby approve, ratify and consent to the following resolutions:

NOW, THEREFORE, IT IS

RESOLVED, that the reorganization of AGE High Income Fund, Inc. a Colorado corporation (the "Fund") and the Trust pursuant to an Agreement and Plan of Reorganization
(the "Reorganization"), which will involve: (i) the acquisition by the Trust of substantially all of the assets of the Fund in exchange solely for shares of beneficial interest in the Trust; (ii) the distribution of such shares of beneficial interest of the Trust to the shareholders of the Fund according to their respective interest; and (iii) the dissolution of the Fund as soon as practicable after the closing of the Reorganization is hereby approved; and it is

FURTHER RESOLVED, that the Agreement and Plan of Reorganization through which the Reorganization shall be accomplished is hereby approved; and it is

FURTHER RESOLVED, that the following individuals shall serve as trustees of the Trust until their successors are elected and shall qualify:


Frank H. Abbott, III
Harmon E. Burns
Robert F. Carlson
S. Joseph Fortunato
Roy V. Fox
Rupert H. Johnson
R. Martin Wiskemann

and it is

FURTHER RESOLVED, that the selection of Coopers & Lybrand
L.L.P., as independent auditors of the Trust for the fiscal year ending May 31, 1997 is hereby ratified and approved; and it is

FURTHER RESOLVED, that the investment management agreement between the Trust and Franklin Advisers, Inc. ("Advisers"), which is substantially identical to the current investment management agreement between the Fund and Advisers is hereby approved; and it is

FURTHER RESOLVED, that the Class I and Class II distribution plans relating to the Class I and Class II shares of the Trust, as adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, which are substantially identical to the current Rule
12b-1 distribution plans for the Class I and Class II shares of the Fund, are hereby approved.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Trust has executed this consent as of the 26th day of September, 1996.



                              AGE HIGH INCOME FUND, INC


                              By: /s/H.E. Burns
                                   Harmon E. Burns
                                   Vice President



Filed with the minutes of the proceedings of the Trust, this 26th day of September, 1996.



                                   /s/D.R. Gatzek_________
                                   Deborah R. Gatzek
                                   Secretary